Exhibit 99.1

NEWS RELEASE

Company Contact	Investor Contact
Jon Wilson	Brett L. Perry
Chief Financial Officer	Shelton Group
503-615-1685	214-272-0070
jon.wilson@radisys.com	bperry@sheltongroup.com

Radisys Shareholders Approve Proposals Related to Planned Acquisition by Reliance Industries

HILLSBORO, OR - September 5, 2018 - Radisys Corporation (NASDAQ: RSYS), a global leader of open telecom solutions, today announced that its shareholders have voted to approve proposals related to the previously announced merger agreement under which Radisys will be acquired by Reliance Industries, with over 97% of shares that voted being in favor of the merger.

The transaction is expected to close in the fourth quarter of 2018, subject to the satisfaction or waiver of customary closing conditions, including regulatory approvals. Upon the completion of the proposed transaction, Radisys shareholders will be entitled to receive $1.72 in cash per share, subject to the terms of the definitive merger agreement, and Radisys’ common stock will no longer be publicly traded and will be delisted from the NASDAQ Global Select Market.

About Radisys

Radisys (NASDAQ: RSYS), a global leader in open telecom solutions, enables service providers to drive disruption with new open architecture business models. Radisys’ innovative disaggregated and virtualized enabling technology solutions leverage open reference architectures and standards, combined with open software and hardware to power business transformation for the telecom industry, while its world-class services organization delivers systems integration expertise necessary to solve communications and content providers’ complex deployment challenges. For more information, visit www.Radisys.com.